November 18, 2005

Mr. Brad Holtzinger
13618 Winstanley Way
San Diego, CA 92130

Dear Brad,

MIPS Technologies, Inc. is pleased to confirm your promotion effective October 20, 2005 to the position of Vice President, Worldwide Sales, reporting to me. You will receive an annual base salary of $230,000, and will be paid bi-weekly. You are eligible to participate in the Performance-Based Bonus Plan for Executives with a target of 40% of salary, and upside of up to 80% of salary. You are also eligible to participate in the newly defined Special Bonus for the VP of WW Sales, that will provide an additional bonus of up to 25% of base salary based on achievement of the annual contract revenue goal in the financial plan (25% accrues linearly at contract revenue performance levels of 0-100% of financial plan, but does not pay until 80% of the contract revenue goal in the financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the financial plan. Payout could be adjusted on my discretion and advice and consent of the Compensation and Nominating Committee. The financial plan is the Statement of Operations approved annually by the Board of Directors for the fiscal year which includes an annual contract revenue goal to be used for the purposes above. MIPS will also provide you with a car allowance of $500 per month.

Please acknowledge your understanding of the above terms by signing below and returning a signed copy to MIPS Human Resources. The team and I are looking forward to your making a major contribution to the success of MIPS.

Sincerely,

/s/ JOHN BOURGOIN
John Bourgoin
President and Chief Executive Officer
MIPS Technologies, Inc.

I acknowledge the above salary and bonus terms with the understanding that it is not an employment contract. I understand that my employment with the company is not for any fixed term and constitutes at-will employment in which either I or the company may terminate at any time, for any reason, with or without notice. The terms stated in the letter above supersede all prior discussions and negotiations with respect to the subject matter, and no other writing published by the company is intended to modify the presumptions of at-will employment status.

/s/ BRAD HOLTZINGER                                                    November 21, 2005
_____________________________                            _____________________________
Employee Signature                                                            Today's Date

October 20, 2005
Promotion Date